                       INSTRUMENT OF EVIDENCE OF INDEBTEDNESS


              THIS INSTRUMENT OF EVIDENCE OF INDEBTEDNESS dated as of the 30th day of September, 1996, is by and among West Coast Entertainment Corporation, a Delaware corporation (the "Buyer"), and the Sellers identified on SCHEDULE A attached hereto (individually, a "Seller" and collectively, the "Sellers"), in connection with the consummation of the transactions contemplated by that certain Asset Purchase Agreement dated as of September 30, 1996, by and among the Buyer, the Sellers and the other parties thereto (the "Purchase Agreement"). Capitalized terms used herein, and not otherwise defined herein, shall have the respective meanings ascribed to them in the Purchase Agreement.

              WHEREAS, the Buyer has acquired substantially all of the assets and business of each of the Sellers pursuant to the Purchase Agreement; and

              WHEREAS, in partial consideration for such assets and business, the Buyer has agreed to issue this Instrument, pursuant to which it will deliver to the Sellers shares of its Common Stock, at the times and on the terms described herein.

              NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and the Sellers hereby agree as follows:

              1. ISSUANCE OF SHARES. (a) The Buyer shall issue to the Sellers, at the times and on the terms provided herein, the number of shares of the Buyer's Common Stock, $.01 par value per share ("Common Stock"), as is determined by dividing $3,919,000 by the Market Value (as defined in Section 1(d) below). Except to the extent provided in Section 2 hereof, the shares shall be issued on the following dates:

                   (1) One-third of the total number of shares issuable pursuant to this Section 1(a) shall be issued on March 30, 1997 (the "First Issue Date");

                   (2) One-third of the total number of shares issuable pursuant to this Section 1(a) shall be issued on September 30, 1997 (the "Second Issue Date"); and

                   (3)  The balance of the shares issuable pursuant to this
              Section 1(a) shall be issued on March 30, 1998 (the "Third Issue Date");

         each of such dates being sometimes hereinafter referred to as an "Issue Date." The excess of (i) the total number of shares to be issued by the Buyer hereunder over (ii) the amount of shares actually issued pursuant to this Section 1(a) at any point in time is hereinafter referred to as the "Unissued Shares."

                   (b) The Buyer shall issue additional shares of its registered Common Stock (the "Additional Shares") or pay additional cash consideration to the Sellers pursuant to this Instrument on the terms described in this Section 1(b). If, on the First Issue Date, the closing price of a share of Buyer Common Stock as reported on The Nasdaq Stock Exchange (the "First Issue Date Price"), is less than the Market Value, the Buyer shall deliver, within three business days following the First Issue Date, (1) cash or (2) Additional Shares, valued at the First Issue Date Price, which stock shall not be subject to any restrictions whatsoever, or (3) some combination of items (1) and (2), in any event, with an aggregate value equal to (A) the number of shares of Buyer Common Stock issued on the First Issue Date multiplied by
         (B) the excess of the Market Value over the First Issue Date
         Price.

                   If, on the Second Issue Date, the closing price of a share of Buyer Common Stock as reported on the Nasdaq Stock Exchange (the "Second Issue Date Price"), is less than the Market Value, the Buyer shall deliver, within three business days following the Second Issue Date, (1) cash or (2) Additional Shares, valued at the Second Issue Date Price, which stock shall not be subject to any restrictions whatsoever, or (3) some combination of items (1) and (2), in any event, with an aggregate value equal to 50% of (A) the number of shares of Buyer Common Stock issued on the Second Issue Date multiplied by (B) the excess of the Market Value over the Second Issue Date Price.

                   (c) All shares of Buyer Common Stock to be issued pursuant to this Instrument shall be registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (the "Registration
         Statement") filed with the Securities and Exchange Commission (the "SEC").

                   (d) The Market Value shall be equal to the average of the bid and asked prices per share of Buyer's Common Stock as reported on the Nasdaq Stock Exchange for each of the fifteen trading days ending on the business day preceding the Closing Date.






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





              2.   Acceleration.
                   ------------

                   (a) In the event that the Buyer fails to deliver the shares on any Issue Date as provided in Section 1 above (or any Additional Shares issuable or cash consideration payable pursuant to Section 1(b) above on the date specified therein), or fails to register any of the shares to be delivered pursuant hereto, and, within 30 days following written notice of such failure from the Sellers to the Buyer, the Buyer has not delivered all such registered shares or cash, the Buyer shall immediately and without further action on the part of the Sellers, be obligated to issue all Unissued Shares and Additional Shares (or cash in lieu of such Additional Shares). For purposes of determining the number of Additional Shares with respect to any Issue Date which has not yet occurred (e.g., the Buyer fails to deliver shares on the First Issue Date, and the Second Issue Date has not yet occurred for purposes of calculating the number of Additional Shares which are deliverable pursuant to this Section 2(a) in respect of the Second Issue Date), the applicable Issue Date Price shall be the closing price of a share of Buyer Common Stock as reported on the Nasdaq Stock Exchange on the date on which the Buyer shall have failed to deliver the shares or Additional Shares or cash (as applicable) (and not the last day of the 30-day notice period described above).

                   (b) At the option of the Sellers, the Buyer shall immediately be obligated to issue all Unissued Shares and Additional Shares (or cash) pursuant to Section 1(b) above (to the extent not previously issued or paid) upon the occurrence of any of the following events (a "Bankruptcy Event"):

                        (i) If the Buyer (i) makes a composition or an assignment for the benefit of creditors or trust mortgage,
              (ii) applies for, consents to, acquiesces in, files a petition seeking or admits (by answer, default or otherwise) the material allegations of a petition filed against it seeking the appointment of a trustee, receiver or liquidator, in bankruptcy or otherwise, of itself or of all or substantially all of its assets, or a reorganization, arrangement with creditors or other remedy, relief or adjudication available to or against a bankrupt, insolvent or debtor under any bankruptcy or insolvency law or any law affecting the rights of creditors generally, or (iii) admits in writing its inability to pay its debts generally as they become due; or

                        (ii) If an order for relief shall have been entered
              by a bankruptcy court or if a decree, order or judgment shall have been entered adjudging the Buyer insolvent, or appointing a receiver, liquidator, custodian or trustee, in


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





              bankruptcy or otherwise, for it or for all or a substantial portion of its assets, or approving the winding-up or liquidation of its affairs on the grounds of insolvency or nonpayment of debts, and such order for relief, decree, order or judgment shall remain undischarged or unstayed for a period of ninety (90) days; or if any substantial part of the property of the Buyer is sequestered or attached and shall not be returned to the possession of the Buyer or such subsi-diary or released from such attachment within ninety (90) days.

              The option to accelerate the delivery of Unissued Shares and Additional Shares or cash (to the extent not previously delivered) pursuant to Section 1(b) upon the occurrence of a Bankruptcy Event shall be exercisable only by delivery of written notice to the Buyer within 30 days following notice to Sellers of the occurrence of any of such events. For purposes of determining the number of Additional Shares issuable or cash payable pursuant to this
         Section 2(b) in respect of any Issue Date which has not yet occurred, the applicable Issue Date Price shall be the closing price of a share of Buyer Common Stock as reported on the Nasdaq Stock Exchange on the date on which the Bankruptcy Event shall have occurred.

                   (c) If the Buyer's obligation to deliver Unissued Shares and Additional Shares (or cash) is accelerated pursuant to
         Section 2(a) or (b) above, the Sellers shall also have the option to elect to have the Buyer pay to the Sellers cash in lieu of delivery of the Unissued Shares or any Additional Shares, such cash to be in an amount equal to (x) the number of Unissued Shares multiplied by (y) the Market Value, together with the amounts payable pursuant to Section 1(b) above (to the extent not previously paid). Any such option must be exercised, if at all,
         (i) in writing in the same notice pursuant to which the Sellers elect to accelerate the delivery of the Unissued Shares and Additional Shares (or cash) pursuant to this Section 2(b), if applicable, or (ii) in writing in a notice to the Buyer delivered PRIOR to the date on which the Buyer delivers the Unissued Shares and Additional Shares (or cash) pursuant to Section 2(a), and in any event within 30 days following the last day of the 30-day period specified in Section 2(a).

              3. RIGHT OF SET-OFF. The Buyer shall be permitted to set off, against the number of shares (or other amounts) deliverable to the Sellers hereunder, amounts or obligations owed by the Principals or the Sellers to the Buyer pursuant to the Purchase Agreement. In order to calculate the reduction in the number of shares issuable by the Buyer hereunder for this purpose, each share shall have a value equal to the Market Value.



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





              4. EARLIER ISSUANCE. If, prior to the date of issuance of all of the shares to be issued pursuant to Section 1, the Buyer intends to register shares of Buyer Common Stock owned by Ralph T. Standley, III or T. Kyle Standley for the account of Ralph T. Standley, III or T. Kyle Standley (the "Standleys") pursuant to a Registration Statement to be filed with the SEC, the Buyer shall so notify the Sellers in writing. The Sellers shall have the option, exercisable in writing within 15 days following receipt of any such notice, to make an irrevocable election to cause the Buyer to issue all Unissued Shares together with any Additional Shares (or cash) pursuant to Section 1(b) as soon as practicable following the first date on which the Standleys' shares are sold pursuant to such Registration Statement. If the Sellers make such an election and shares of the Standleys' Buyer Common Stock are so registered and sold, and the effectiveness of such Registration Statement, or the closing of the sale of shares for the account of the Standleys thereunder is delayed past the date on which the Unissued Shares or Additional Shares, if any, would have been issued pursuant to this Instrument, the Sellers shall have no claim for damages or equitable relief associated with any such delay.

              If the Sellers make such an election, and the Standleys thereafter determine not to register or sell shares of their Buyer Common Stock, the Sellers and the Buyer shall cause the Unissued Shares and Additional Shares (or cash), if any, to be issued hereunder on such dates as shall be as close as reasonably practicable to the Issue Dates originally provided for in Section 1.

              For purposes of determining the number of Additional Shares issuable or cash payable pursuant to this Section 4 in respect of any Issue Date which has not yet occurred, the applicable Issue Date Price shall be the closing price of a share of Buyer Common Stock as reported on the Nasdaq Stock Exchange on the date on which the Standleys notify the Sellers in writing that they intend to file a Registration Statement with the SEC.

              5. ALLOCATION OF SHARES DELIVERABLE TO THE ASSETS. The Buyer and the Seller hereby agree and acknowledge that the value of the consideration issuable pursuant to this Instrument shall be allocated for tax purposes solely to goodwill of the Sellers being acquired by the Buyer pursuant to the Purchase Agreement, and not to any of the Sellers other Assets.

              6.   General.
                   -------

                   (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and


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





         the Sellers may not assign their respective rights and obligations hereunder without the prior written consent of the other party; provided that, any Seller may, without the consent of the Buyer, assign its rights hereunder to its respective shareholders pursuant to and in connection with a plan of liquidation adopted by such Seller. Any assignment in contravention of this provision shall be void. Except as provided in this Section 6(a), the Sellers may not transfer to any other person the right to receive shares of Buyer Common Stock hereunder without the prior consent of the Buyer.

                   (b) NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express or other reputable nationwide overnight courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

              To any Seller:      To Each of:

                                  Mr. Steven Matsakis
                                  366 High Meadow Court
                                  Wycoff, NJ  07481

                                  Mr. Hal Greene
                                  293 Whitford Avenue
                                  Nutley, NJ  07110

                                  Mr. Brian Miller
                                  P.O. Box 64
                                  Wood-Ridge, NJ  07075

              With a copy to:     David Lentz, Esq.
                                  Lentz & Gengaro
                                  443 Northfield Avenue
                                  West Orange, NJ  07052

              To the Buyer:       West Coast Entertainment Corporation
                                  9990 Global Road
                                  Philadelphia, Pennsylvania  19115
                                  Attn:  President

              With a copy to:     Hale and Dorr
                                  60 State Street
                                  Boston, MA  02109
                                  Attn:  John H. Chory, Esq.

         Unless otherwise specified herein, such notices or other communications shall be deemed received (1) on the date delivered, if delivered personally; (2) on the business day following


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





         delivery to an overnight courier; (3) three business days after being sent, if sent by registered or certified mail; or (4) on the date of actual delivery, if sent by any other method.

                  (c)   Arbitration.
                        -----------

                        (i) Except as provided in this Section 6(c), any dispute, controversy or claim between the parties arising out of or relating to this Instrument, a breach hereof or the transactions contemplated hereby, shall be settled by arbitration in accordance with the provisions of this Section 6(c). Any arbitration pursuant to this Section 6(c) shall be conducted by a single arbitrator appointed by the Philadelphia, Pennsylvania office of the American Arbitration Association upon the request of any party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each of the two parties to the dispute (all Sellers being treated as one party for this purpose) shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator.

             Notwithstanding the foregoing, any dispute as to the failure of Buyer to deliver cash or stock at the times and in the amounts specified in this Instrument shall be presented in a court of law or equity, and shall not be submitted to arbitration hereunder.

                        (ii) The parties agree that any such arbitration will occur in Philadelphia, Pennsylvania, any such arbitration award shall be final and binding upon the parties, may be entered in any court having jurisdiction and shall not be appealable by either party in any court.

                  (d) ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS. The Buyer and the Sellers may amend or modify this Agreement, in such manner as may be agreed upon, only by a written instrument executed by the Buyer and the Sellers.

                  (e) SECTION HEADINGS. The section headings contained in this Instrument are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.





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





                  (f) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (g) COUNTERPARTS. This Instrument and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

                  (h) SATURDAYS, SUNDAYS, HOLIDAYS. If any date that may at any time be specified in this Instrument as an Issue Date shall fall on Saturday, Sunday or on a day which in the Philadelphia, Pennsylvania shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

                  (i) GOVERNING LAW. This Instrument shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware.

                    [Remainder of page left intentionally blank.]








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







             IN WITNESS WHEREOF, this Instrument has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Buyer.

                                            WEST COAST ENTERTAINMENT
                                            CORPORATION


                                            By /s/ T. Kyle Standley
                                              ----------------------------
                                                      President




         AGREED TO AND ACCEPTED AS OF
         THE DATE FIRST SET FORTH ABOVE:

         Large Corporation
         Lyndhurst Video Inc.
         Kearny Video Inc.
         New Milford Video Inc.
         Hillsdale Video Inc.
         Hack Video Inc.
         Bell Video Inc.
         Bergen Video Inc.
         Harris Video Inc.
         Rahway Video Inc.
         Wall Video Inc.
         Mont Video Inc.
         Super Video of Park Ridge, Inc.
         Emerson Video LLC
         Super Video Management Co., Inc.



         By /s/ Steven Matsakis
           ---------------------------
           The duly authorized and
           acting representative
           of each Seller











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






                                     Schedule A
                                     ----------

                                       Sellers
                                       -------



         Large Corporation

         Lyndhurst Video Inc.

         Kearny Video Inc.

         New Milford Video Inc.

         Hillsdale Video Inc.

         Hack Video Inc.

         Bell Video Inc.

         Bergen Video Inc.

         Harris Video Inc.

         Rahway Video Inc.

         Wall Video Inc.

         Mont Video Inc.

         Super Video of Park Ridge, Inc.

         Emerson Video LLC

         Super Video Management Co., Inc.







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